Exhibit 10.1
FOX FACTORY HOLDING CORP.
EMPLOYMENT AGREEMENT
(Douglas J. Grimm)
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is executed on October 16, 2026 (the “Effective Date”) between Fox Factory Holding Corp., a Delaware corporation (the “Company”), and Douglas J. Grimm, an individual (“Executive”). The Company and Executive may be referred to individually as a “Party” or collectively as the “Parties.”
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Employment. The Company shall employ Executive, and Executive accepts employment with the Company (or, as applicable, a Subsidiary of the Company as defined herein), upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Paragraph 4. The employment relationship between Executive and the Company and/or any Subsidiary shall be “at-will.” This means that either the Company or Executive may terminate the employment relationship at any time, with or without cause, by providing any notice required under this Agreement, without further obligation to one another except as expressly provided herein.
2.Position and Duties.
(a)Executive shall serve as the Interim Chief Executive Officer (“Interim CEO”) commencing October 15, 2026 (the “Start Date”) and shall have the customary duties, responsibilities, functions, and authority associated with such position, together with other duties and responsibilities as may be reasonably assigned from time to time to Executive by the Company’s Board of Directors (the “Board”).
(b)Executive shall report to the Board and devote his primary business time, attention, and professional efforts to the Company and its Subsidiaries. Executive shall perform his duties in a diligent, professional, ethical, and efficient manner, comply with the applicable written Company policies that are provided to him, and reasonably cooperate with the Board in furthering the best interests of the Company. During Executive’s employment, Executive shall not, without the prior written consent of the Board, provide services to, or engage in any business, professional, or other activity that competes with the Company or materially interferes with the performance of Executive’s duties. Notwithstanding any of the foregoing, Executive may participate in charitable, civic, fraternal, trade association, and other non-profit activities that do not materially interfere with his duties. Executive may also continue to serve on the boards of directors of Lucid Motors, Blue Bird Corporation and the other privately-held entities separately communicated to the Company (collectively, the “Current Boards”), and on any board of directors of a non-profit organization, provided that if Executive’s service with respect to the Current Boards will exceed four business days per month, then Executive shall provide as much advance notice to the Board Chairperson as practicable. Any other outside business, professional, or board activities shall require the prior written approval of the Board.
(c)Executive acknowledges that his appointment pursuant to this Agreement is solely as Interim CEO. Nothing in this Agreement shall obligate the Company or the Board to consider Executive for, nominate Executive for, or appoint Executive to the position of permanent Chief Executive Officer. Any decision regarding the selection of a permanent Chief Executive Officer shall be made by the Board in its sole discretion.
(d)Executive represents and warrants that Executive does not now, and will not during his employment under this Agreement, have any financial interest in any competitor, supplier, or customer of the Company or its Subsidiaries; provided that passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than 5% of the stock or other equity interests of any entity or investment
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fund shall not be deemed to be a financial interest in a competitor, supplier, or customer of the Company or its Subsidiaries.
(e)For purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, now or hereafter, owned directly or indirectly by the Company.
3.    Compensation and Benefits.
(a)Base Salary. Executive’s base salary shall be at a rate of $1,065,000.00 per annum (the “Base Salary”), to be paid in accordance with the Company’s customary payroll practices.
(b)Completion Bonus. Executive shall be eligible to receive a completion bonus in the amount of Six Hundred Thousand Dollars ($600,000), less applicable withholdings (the “Completion Bonus”). Subject to Executive not having incurred a termination for Cause or voluntarily resigned prior to the Completion Date (as hereinafter defined), the Completion Bonus shall be earned upon the earlier to occur of (i) the commencement of employment of a permanent Chief Executive Officer of the Company, or (ii) the six (6) month anniversary of Executive’s commencement of service as Interim CEO (the “Completion Date”). The Completion Bonus shall be paid in a lump sum within fifteen (15) days following the Completion Date. Following the Completion Date, Executive shall not be required to remain employed by the Company as a condition of receiving or retaining the Completion Bonus.
(c)Employee Benefits. Executive shall be included, to the extent eligible under the terms and conditions, as such terms and conditions may be established or changed from time to time by the Board in its sole discretion, in any and all of the Company plans providing benefits for its executives. Except as otherwise provided herein, nothing contained herein shall obligate the Company to adopt or maintain any benefit plan and nothing herein shall restrict the Company’s right in its sole discretion to adopt, modify or otherwise alter, in whole or in part, any and/or all of its benefit plans, provided that such adoption, abolition, modification or alteration is of general effect and applicable to all of the Company’s employees and/or officers under such plans.
(d)Housing & Commuting Allowance. During Executive’s employment as Interim CEO, the Company shall provide Executive with a taxable housing and commuting allowance of $15,000 per month to cover Executive’s temporary housing expenses and travel between Executive’s personal residences and the Company’s headquarters in connection with Executive’s employment with the Company as its Interim CEO. All amounts paid under this paragraph shall be treated as taxable compensation to Executive and shall be subject to applicable withholding and payroll tax requirements. The Parties acknowledge that Executive’s service under this Agreement is intended to be interim in nature and that Executive is not required to relocate Executive’s permanent residence from Florida.
(e)Board Service. Effective upon appointment as Interim CEO, Executive will resign from the Audit Committee and any other committee on which service would be inconsistent with applicable listing standards, Securities and Exchange Commission rules, or the Board’s independence determinations. During his employment as Interim CEO, Executive may continue to serve as a non-independent member of the Board, and shall be appointed to any Chief Executive Officer search committee of the Board, subject to the Company’s charter, bylaws, governance guidelines, and applicable law. Executive will receive no additional cash or equity compensation for Board service during his employment as Interim CEO. The Company will maintain directors and officers liability insurance coverage for Executive on terms no less favorable than those provided to similarly situated directors and officers, and Executive will receive indemnification and advancement rights under the Company’s organizational documents and any applicable indemnification agreement. Nothing in this Agreement promises or requires Executive’s nomination, election, or continued service as a director after the end of Executive’s employment as Interim CEO.
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(f)Reimbursement of Attorneys’ Fees. The Company shall reimburse Executive for reasonable attorneys’ fees and expenses incurred in connection with the review and negotiation of this Agreement and the related equity award documentation, subject to Executive's submission of reasonable supporting documentation; provided, however, that the Company’s reimbursement obligation under this paragraph shall not exceed Thirty-Five Thousand Dollars ($35,000).
(g)Discretionary Paid Time Off (DTO). Executive shall be entitled to participate in the Company’s Discretionary Paid Time Off (DTO) Policy. Executive may take paid time off each fiscal year in accordance with the policies of the Company in effect for its executive officers from time to time. Executive shall take discretionary paid time off at such time or times as shall be approved by the Company, which approval shall not be withheld unreasonably.
(h)Business Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement, consistent with the Company’s policies in effect from time to time with respect to travel, entertainment, and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.
(i)Payroll Withholdings. From each payment to Executive of Base Salary and bonus, if any, the Company will report, withhold, and pay to the proper governmental authorities any and all amounts required by law to be withheld for federal, state and local income and employment taxes, and any and all other amounts required by law to be reported and/or withheld from Executive’s wages. The Company will also deduct from Executive’s salary payments those sums authorized by Executive in writing and approved by the Company. The Company will make those payments and contributions, such as unemployment insurance premiums, workers’ compensation insurance premiums, the employer’s portion of state disability insurance premiums, and the employer’s portion of federal employment taxes, which are required by law to be made by the Company.
(j)Restricted Stock Units. (i) Subject to the terms and conditions of the Fox Factory Holding Corp. 2022 Omnibus Plan (the “Equity Plan”) and the applicable award agreement (which agreement shall be consistent with the terms hereof), Executive shall receive a restricted stock unit award with respect to a number of shares of the Company’s common stock having a grant date fair value of Two Million Dollars ($2,000,000) (the “Initial RSU Award”). The Initial RSU Award shall be granted on the fifth (5th) calendar day following the public release of the Company’s earnings for the third fiscal quarter of 2026.
(ii) If Executive continues to serve as Interim CEO beyond the six (6) month anniversary of the Start Date, Executive shall become eligible to earn an additional restricted stock unit award having a grant date fair value of up to One Million Six Hundred Thousand Dollars ($1,600,000) (the “Additional RSU Award”). Executive shall earn the Additional RSU Award value at a rate equal to one-sixth (1/6) of One Million Six Hundred Thousand Dollars ($1,600,000) for each completed month of service as Interim CEO following such six (6) month anniversary, up to a maximum aggregate earned value of One Million Six Hundred Thousand Dollars ($1,600,000). The Additional RSU Award shall be granted in a single award on the earlier of the commencement of employment of the Company’s permanent Chief Executive Officer or the twelve (12) month anniversary of the Start Date. The grant date fair value of the Additional RSU Award shall equal the aggregate earned value accrued pursuant to this Section as of the applicable grant date. For the avoidance of doubt, any portion of the Additional RSU Award earned pursuant to this Section shall remain earned and outstanding and shall not be forfeited solely as a result of Executive’s cessation of service as Interim CEO or termination of employment, except as expressly provided in Section (iv) below.
(iii) Subject to Section (iv) below, the Initial RSU Award and any Additional RSU Award shall vest in full on the twelve (12) month anniversary of the Start Date, regardless of the applicable grant date of such award and without regard to whether Executive remains employed by the Company or any Subsidiary or continues to serve as Interim CEO on such vesting date.
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(iv) Notwithstanding anything to the contrary in the Equity Plan or any award agreement, if Executive voluntarily resigns employment with the Company or any Subsidiary or the Company terminates Executive’s employment for Cause before the twelve (12) month anniversary of the Start Date, all unvested restricted stock units granted pursuant to this Section, including any earned portion of the Additional RSU Award, shall be immediately forfeited without consideration. Except as provided in the immediately preceding sentence, neither the Initial RSU Award nor any earned portion of the Additional RSU Award shall be forfeited as a result of Executive’s termination of employment, cessation of service as Interim CEO, death, disability, or termination by the Company without Cause prior to the twelve (12) month anniversary of the Start Date.
4.    Termination of Employment.
(a)    Termination. This Agreement and the employment of Executive by the Company and any Subsidiary may be terminated at any time as follows:
(i)By mutual written agreement of the parties prior to the date described in clause (ii) below;
(ii)Automatically, without further action by either party, on the earlier of (A) immediately before the commencement of employment of the individual hired by the Board to serve as the Company’s permanent Chief Executive Officer, or (B) the date preceding the first anniversary of the Start Date;
(iii)Automatically upon Executive’s death, or by the Company upon Executive becoming Disabled. For purposes of this Agreement, “Disabled” shall mean a reasonable determination by the Board that Executive has any mental or physical illness or disability that renders Executive unable to perform the essential functions of Executive’s position for a period of 90 consecutive calendar days with or without reasonable accommodation;
(iv)By Executive, voluntarily, at any time prior to the date described in clause (ii) above; provided that Executive agrees to give the Company not less than ninety (90) days’ written notice of Executive’s resignation unless the Company notifies the Executive that some or all of the notice period is waived;
(v)By the Company without Cause prior to the date described in clause (ii) above upon providing advance written notice to the Executive of the termination date;
(vi)By the Company for Cause upon providing written notice to the Executive of the termination date, which may be coincident with or following the date of such notice. For purposes of this Agreement, “Cause” shall mean with respect to Executive, that the Board has determined reasonably and in good faith that the Executive has engaged in one or more of the following after the Start Date: (A) a willful or grossly negligent violation of any law which causes material injury to the business of the Company (or any Subsidiary); (B) willful conduct causing the Company or any of its Subsidiaries significant public disgrace or disrepute; (C) any act or omission aiding or abetting a competitor, supplier, or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company and its Subsidiaries; (D) willful violation of Executive’s fiduciary duties to the Company or any Subsidiary, including the duty of loyalty and the corporate opportunity doctrine; (E) the commission of fraud, misappropriation of significant property, or embezzlement against the Company or any Subsidiary, or Executive's conviction of, guilty plea to, or plea of nolo contendere to, any felony involving fraud, dishonesty, breach of trust, or misappropriation of property; (F) material breach of Executive’s representations, warranties, or covenants under this Agreement, including the provisions of Paragraph 5 of this Agreement, that, if curable, remains uncured for fifteen (15) days following Executive’s receipt of written notice thereof from the Company specifying in particularity the nature and details of the breach; and (G) refusal to comply with the Board’s reasonable and lawful orders or directives (including a refusal to perform, other than as a result of death or Disability, the material assigned duties or responsibilities that are consistent with normal business practices and this Agreement, or a material violation of the Company’s or any of its Subsidiaries’ reasonable rules, regulations,
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policies, procedures, or practices that are provided to the Executive in advance of the violation and that are not inconsistent with the terms of this Agreement or applicable law, which refusal or violation, if curable, remains uncured for fifteen (15) days following Executive’s receipt of written notice thereof from the Company specifying in particularity the nature and details of the refusal or violation, as applicable.
(b)    Consequences of Termination. The Company’s obligations upon termination of Executive’s employment shall be as set forth in this Paragraph 4(b):
(i)    Termination by Mutual Agreement, Upon Appointment of Permanent Chief Executive Officer, Upon Executive’s Death or Disability, or by the Company Without Cause. If Executive’s employment is terminated pursuant to Paragraph 4(a)(i), 4(a)(ii), 4(a)(iii), or 4(a)(v), Executive shall be entitled to receive: (A) any accrued but unpaid Base Salary through Executive's last day of employment; (B) reimbursement of all unreimbursed business expenses properly incurred by Executive through Executive's last day of employment in accordance with Company policy; (C) all benefits owed under any Company benefit plan in which Executive participated (the payments and benefits described in clauses (A), (B) and (C), collectively, the “Accrued Compensation and Benefits”); (D) the Completion Bonus notwithstanding such termination; and (E) the Initial RSU Award and the earned Additional RSU Award in accordance with Paragraph 3(j).
(ii)All Other Terminations. If Executive’s employment is terminated pursuant to Paragraph 4(a)(iv), Executive shall be entitled to receive: (A) the Accrued Compensation and Benefits; and (B) the Completion Bonus unless Executive’s voluntary resignation occurs earlier than six (6) months after the date on which Executive commenced service as Interim CEO without the appointment of a permanent Chief Executive Officer. In the event of any termination pursuant to Paragraph 4(a)(vi), Executive shall be entitled to receive the Accrued Compensation and Benefits.
5.    Confidential Information.
(a)    Executive acknowledges that the continued success of the Company and its Subsidiaries depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future that is provided to or obtained by Executive or of which the Executive becomes aware during the course of his employment with the Company (or a Subsidiary) (such period, the “Employment Period”) will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its Subsidiaries’ current or potential business or is disclosed to the Company or its Subsidiaries by any third party pursuant to a confidentiality agreement and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, information, observations and data obtained by Executive during the course of Executive’s performance of the services under this Agreement, information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries’ business or industry of which Executive becomes aware during the Employment Period, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Executive’s course of performance of services under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic marketing, product development and business expansion plans, including plans regarding planned and potential sales and financial projections, employee lists and telephone numbers, locations of sales representatives, product designs and specifications, including any future or proposed products, manufacturing techniques and information, integration processes and financial information and forecasts. Therefore, Executive agrees that Executive shall not at any time, directly or indirectly, (i) disclose or permit the disclosure of any Confidential Information to any person or firm other than the Company (or its Subsidiaries) or any person or firm to which such disclosure would be protected by a confidentiality agreement with the Company (or its Subsidiaries), or (ii) use or authorize another person or entity to use any Confidential Information except in the ordinary course of performance of Executive’s duties. Executive agrees to deliver to the Company upon or as soon as practicable following the end of the
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Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents relating to the business of the Company or its Subsidiaries (including, without limitation, all Confidential Information), whether on paper or in any other form or medium, and all copies thereof that Executive may then possess or have under Executive’s control.
(b)During Executive’s Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company or its Subsidiaries any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive shall use in the performance of Executive’s duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its Subsidiaries or affiliates, or developed by Executive (alone or with others) in the course of Executive’s employment with the Company, (iii) received by Executive, in connection with the business of the Company or its Subsidiaries, from customers, clients, suppliers, vendors, licensors, business partners, consultants or other third parties having business dealings with the Company or its Subsidiaries, provided that such information has not been, to Executive’s knowledge, unlawfully disclosed to Executive, and provided Executive uses such information in accordance with any confidentiality or use restrictions applicable to such information, (iv) lawfully obtained by Executive from a third party that is not, to Executive’s knowledge, under an obligation of confidentiality with respect to such information, or (v) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during the Employment Period, Executive believes Executive is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.
(c)The obligations of Executive provided in this Paragraph 5 shall last, as to any Confidential Information, for so long as that Confidential Information has proprietary value, whether during Executive’s employment or after the termination thereof.
(d)Notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit or restrict Executive from: (i) reporting possible violations of law or regulation to, communicating with, filing a charge or complaint with, providing information to, testifying before, or otherwise cooperating with any federal, state, or local governmental agency, legislative body, self-regulatory organization, or law enforcement authority, including the Securities and Exchange Commission (“SEC”), the Department of Justice, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any similar agency; (ii) making disclosures that are protected under applicable whistleblower laws or regulations; (iii) responding truthfully to a valid subpoena, court order, regulatory request, or other compulsory legal process; (iv) exercising any rights that cannot be waived under applicable law; or (v) disclosing information to Executive’s attorneys or a court for the purpose of exercising Executive’s rights hereunder or defending Executive from any lawsuit; provided that prior to any such disclosure to a court, the Executive shall notify the Company so that the Company may seek a protective order. Executive is not required to obtain the Company’s authorization before engaging in any such activity and is not required to notify the Company that Executive has engaged in any such activity, except as specifically described in clause (v).
(e)Pursuant to 18 U.S.C. § 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit alleging retaliation by the Company for reporting a suspected violation of
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law, Executive may disclose trade secrets to Executive's attorney and use trade secret information in the court proceeding, provided that Executive files any document containing trade secrets under seal and does not disclose trade secrets except pursuant to court order.
6.    Intellectual Property, Inventions, and Patents.
(a)Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable works, mask works and moral rights (in each case, whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable or trademarkable) which (i)(A) are developed using the equipment, supplies, facilities or trade secrets of the Company or its Subsidiaries, or (B) relate to the Company’s or its Subsidiaries’ actual or demonstrably anticipated business, research and development or existing or future products or services, or (C) result from work performed by Executive for the Company or its Subsidiaries, and (ii) which are conceived, developed or made by Executive (whether solely or jointly with others) while employed by or as a result of Executive’s employment with the Company and/or its Subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish, confirm and perfect such ownership in the Company or its Subsidiaries, as applicable (including, without limitation, assignments, consents, powers of attorney, waivers of rights, including moral rights, and other instruments). Executive acknowledges that all original works of authorship protected by copyright included in the Work Product are “works made for hire” as defined in the United States Copyright Act, 17 U.S.C. §101.
(b)As further consideration for the Company’s entering into this Agreement, Executive assigns to the Company all right, title and interest Executive owns or at any time may have to the Work Product (whether during the Employment Period or after the termination of the Employment Period), and to any and all other Work Product in which Executive may have any right, title, or interest or which was at any time used in the business of the Company and its Subsidiaries. At any time, whether during the Employment Period or after the termination of the Employment Period, upon reasonable request of and at the sole expense of the Company, Executive shall fully cooperate with and assist the Company to protect the Company’s (and its Subsidiaries’) right to and interest in the Work Product in any and all countries of the world, and, upon reasonable request of the Company, shall execute all documents and instruments and do all things that may be reasonably required in connection therewith. After the Employment Period, Executive’s cooperation with the Company will be coordinated, at the Company’s expense, with Executive’s then employment commitments.
7.    Non-Competition, Non-Solicitation, and Non-Disparagement. (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of Executive’s employment with the Company and its Subsidiaries, Executive has and shall become familiar with the Company’s (and its Subsidiaries) trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that Executive’s services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries, and, therefore, Executive agrees that, for a period of twelve (12) months following the termination of this Agreement for any reason, he shall not, without the prior written consent of the Company, engage in, directly or indirectly, anywhere in the United States, any business or enterprise which distributes, provides, renders or sells products or services which compete with the business of designing and distributing original equipment manufacturer, military or aftermarket suspension and related products (collectively, the “Restricted Business”). Notwithstanding the foregoing, nothing in this Section 7(a) shall prohibit Executive from being employed by, or providing services to, any business or enterprise that engages, directly or through any of its subsidiaries, divisions or business units, in the Restricted Business, so long as Executive’s role, responsibilities and activities are limited solely to one or more subsidiaries, divisions or business units of such business or enterprise that do not themselves engage in the Restricted Business, and Executive does not, directly or indirectly, provide services or advice to, or share Confidential Information with, any subsidiary, division or
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business unit that engages in the Restricted Business. The parties intend that the foregoing exception accommodate, by way of example, Executive’s employment with a diversified or global enterprise having multiple lines of business where only one or more of such lines of business constitutes the Restricted Business. In addition, at any time during the twelve (12) month period described above, Executive may submit a written request to the Company’s Chief Legal Officer (or, if no person then holds such position, to the Board) seeking written confirmation that a business, enterprise or role in which Executive proposes to engage does not constitute the Restricted Business or would otherwise not violate this Section 7(a) (a “Pre-Clearance Request”). Each Pre-Clearance Request shall identify the proposed employer or business, describe in reasonable detail its lines of business and the subsidiary, division or business unit with which Executive would be associated, and describe Executive’s proposed title, role, responsibilities and activities, and Executive shall promptly provide such additional non-confidential information as the Chief Legal Officer may reasonably request. The Chief Legal Officer shall respond in writing within ten (10) business days after receipt of a complete Pre-Clearance Request, and confirmation shall not be unreasonably withheld, conditioned or delayed; if the Chief Legal Officer fails to respond within such period, the Pre-Clearance Request shall be deemed confirmed. Any written (or deemed) confirmation shall constitute the Company’s prior written consent for purposes of this Section 7(a) and shall be binding on the Company and its Subsidiaries, and the Company shall not assert that Executive’s engagement in the business, enterprise or role described therein violates this Section 7(a), provided that the information in the Pre-Clearance Request was accurate and complete in all material respects and Executive’s role, responsibilities and activities and the lines of business provided by the subsidiary, division or business unit with respect to which the Executive would be associate do not materially differ from those described therein. Executive acknowledges and agrees that the geographic scope, duration, and Restricted Business are reasonable and necessary to protect the Company's legitimate business interests, including its confidential information, goodwill, customer relationships, supplier relationships, and competitive position, and that the restrictions set forth herein are narrowly tailored to those interests. If any restriction contained in this Section is determined by a court of competent jurisdiction to be unenforceable because of its duration, geographic scope, scope of activities, or otherwise, the parties intend that such court modify the restriction to the minimum extent necessary to render it enforceable and enforce the restriction as so modified, to the fullest extent permitted by applicable law.
(b)    In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of Executive’s employment with the Company and its Subsidiaries, Executive has and shall become familiar with the Company’s (and its Subsidiaries) trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that Executive’s services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries, and, therefore, Executive agrees (i) that, from the date of this Agreement and for two years after the termination of Executive’s employment for any reason, Executive shall not directly or indirectly solicit or induce, attempt to solicit or induce or assist any person soliciting or inducing any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof; provided that general employment solicitations that are not targeted to employees of the Company or any Subsidiary shall not be considered a violation of this clause (i), and (ii) that, from the date of this Agreement until one year after the termination of Executive’s employment for any reason, and subject to the exceptions set forth in Paragraph 5(d), Executive shall not make any public negative or disparaging statements or communications about the Company or its Subsidiaries or any of their respective directors, officers, employees, or stockholders. Likewise, the Company agrees that it shall direct the members of the Board and the executive officers of the Company (collectively, the “Restricted Persons”) to not make any public negative or disparaging statements or communications about Executive, other than to the Company’s or its Subsidiary’s attorneys or a court for the purpose of exercising the Company’s rights hereunder or in defense of a suit filed against the Company, its Subsidiaries, or their directors or officers.
8.    Remedies; Injunctive Relief. In the event of the breach or a threatened breach by Executive of any of the provisions of Paragraphs 5, 6, or 7, the Company (and its Subsidiaries) would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company (and its Subsidiaries) shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce
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or prevent any violations of the provisions thereof (without posting a bond or other security). Nothing herein shall be construed as prohibiting the Company (and its Subsidiaries) from pursuing any other remedies available to them, at law or in equity, for any breach or threatened breach of this Agreement (including any of the provisions of Paragraphs 5, 6, or 7) by Executive.
9.    Executive’s Representations. Executive represents and warrants to the Company that: (a) the execution, delivery, and performance of this Agreement by Executive do not and shall not conflict with, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which Executive is a party or by which Executive is bound; and (b) Executive is not a party to or bound by any employment agreement, non-competition agreement, non-solicitation agreement, confidentiality agreement, restrictive covenant, or other obligation that would restrict or otherwise impair his ability to perform the duties and responsibilities required under this Agreement.
10.    Miscellaneous.
(a)Complete Agreement. This Agreement, and those documents expressly referred to herein, constitute the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement.
(b)Notices. For any notice required by this Agreement to be sent to Executive, such notice shall be either personally delivered or sent by reputable overnight courier service to Executive’s address on file. For any notice required by this Agreement to be provided to the Company, such notice shall be either personally delivered or sent by reputable overnight courier service to the address indicated below.
Notices to the Company:
Fox Factory Holding Corp.
2055 Sugarloaf Circle, Suite 300
Duluth, GA 30097
Attn: Chief Legal Officer

Any notice under this Agreement shall be deemed to have been given when so delivered or sent.
(c)No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
(d)Section 409A Compliance. It is intended that this Agreement and all payments, benefits, and other amounts payable hereunder either comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder (“Section 409A”). This Agreement shall be interpreted, administered, and construed in a manner consistent with such intent. Notwithstanding the foregoing, the Company does not guarantee any particular tax treatment of any payments or benefits provided under this Agreement and shall have no liability to Executive for any taxes, penalties, or interest imposed under Section 409A.
To the extent that any reimbursement of expenses or provision of in-kind benefits under this Agreement is subject to Section 409A, (i) the amount eligible for reimbursement or provision of in-kind benefits during any calendar year shall not affect the amount eligible for reimbursement or provision of in-kind benefits in any other calendar year, (ii) any reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense was incurred, and (iii) the right to reimbursement or provision of in-kind benefits shall not be subject to liquidation or exchange for another benefit.
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To the extent any payment or benefit under this Agreement constitutes nonqualified deferred compensation subject to Section 409A and is payable upon Executive’s termination of employment, such payment or benefit shall be payable only upon Executive’s “separation from service” within the meaning of Section 409A.
If Executive is deemed, at the time of Executive’s separation from service, to be a “specified employee” within the meaning of Section 409A and any payment or benefit under this Agreement that is subject to Section 409A is required to be delayed pursuant to Section 409A, then such payment or benefit shall not be paid or provided until the earlier of (i) six (6) months and one day following Executive’s separation from service or (ii) Executive’s death. Any payments delayed pursuant to this Section shall be accumulated and paid in a lump sum on the first payroll date following the expiration of such delay period.
For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment to the maximum extent permitted under Section 409A.
Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to amend this Agreement, without the consent of, but upon notice to, Executive, to the minimum extent the Company determines in good faith that such amendment is necessary or advisable to comply with, preserve an exemption from, or avoid the imposition of additional taxes, interest, or penalties under Section 409A, provided that no such amendment shall materially diminish Executive’s rights under this Agreement.
(e)Clawback Policy. Notwithstanding anything in this Agreement to the contrary, any Completion Bonus, equity award, or other compensation payable under this Agreement that is subject to the Company’s policy entitled “Recoupment of Incentive Compensation Upon Restatement or Misstatement of Financial Results, or as Required by Law” (as amended from time to time) shall remain subject to such policy. Executive acknowledges receipt of a copy of such policy and agrees to comply with its terms.
(f)Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or DocuSign), each of which is deemed to be an original and all of which taken together constitute the same document.
(g)Successors and Assigns. Subject to the limitations stated herein and in the Equity Plan, this Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any person acquiring, directly or indirectly, all or substantially all of the business or assets or interests of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for purposes of this Agreement). This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, and heirs, but it will not otherwise be assignable, transferable, or delegable by Executive.
(h)Choice of Law. All issues and questions concerning the construction, enforcement, and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware.
(i)Amendment and Waiver; Survival. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect, or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement. The terms of this Agreement that are intended to survive after the Employment Period shall survive the termination of this Agreement.
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(j)Corporate Opportunity. Except for those entities named in Paragraph 2(b), Executive shall submit to the Company, during his employment, all business, commercial, and investment opportunities or offers presented to Executive, or of which Executive becomes aware, at any time during Executive’s employment which relate to the business of design, manufacture, distribution, marketing, assembly, or sale of suspension products for vehicles, including mountain bikes, snowmobiles, all-terrain vehicles, motorcycles, and off-road automotive vehicles (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.
(k)Executive’s Cooperation. During Executive’s employment and thereafter, Executive shall reasonably cooperate, at the Company’s expense, with the Company, its Subsidiaries, and their respective directors, officers, auditors, accountants, and counsel in connection with any internal investigation, audit, examination, administrative, regulatory, judicial, arbitral, or other legal proceeding, inquiry, or matter relating to events occurring during Executive's employment. Such cooperation shall include being reasonably available for interviews, meetings, factual investigations, preparation for testimony, and testimony in any proceeding, without the necessity of service of a subpoena or other legal process; providing truthful information; and furnishing relevant documents or information in Executive’s possession, custody, or control, in each case to the extent permissible under applicable law and without waiving any applicable privilege or immunity of Executive. The Company shall reimburse Executive for all reasonable and documented out-of-pocket expenses incurred in providing such cooperation. The Company shall use commercially reasonable efforts to schedule requests for cooperation so as to minimize interference with Executive's business and personal commitments.
(l)    Arbitration. Any controversy, claim, cause of action, in law or equity, or dispute involving the parties (or their affiliated persons or entities) directly or indirectly concerning this Agreement, Executive’s employment by the Company (or any Subsidiary) or cessation thereof, and/or the subject matter thereof, including its enforcement, performance, breach, or interpretation, shall be resolved solely and exclusively by final and binding arbitration by one (1) arbitrator in accordance with the JAMS Employment Arbitration Rules and Procedures. The arbitrator shall be selected by mutual agreement of the Parties. If the Parties are unable to agree upon an arbitrator within thirty (30) days after a written demand for arbitration is served, then within ten (10) days thereafter JAMS shall provide the Parties with a list of not fewer than seven (7) proposed neutral arbitrators, each of whom shall have substantial experience in executive employment disputes; each Party shall have the right to strike up to three (3) names from the list and shall number the remaining candidates in order of preference (with the number one (1) indicating the most preferred); and the arbitrator shall be the candidate with the lowest aggregate preference number among the candidates not stricken by either Party. In the event of a tie, or if no candidate remains after the Parties exercise their respective strikes, JAMS shall select the arbitrator from the original list in accordance with its rules. The arbitrator shall apply Delaware law in resolving all controversies, claims, and disputes arising under this Agreement, except to the extent preempted by applicable federal law, and shall have the authority to award any remedy or relief that would be available in a court of competent jurisdiction. The arbitrator’s decision and award shall be final, conclusive, and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, claims for workers’ compensation benefits, unemployment compensation benefits, or any other claims that are not subject to mandatory arbitration as a matter of applicable law shall not be subject to arbitration under this Agreement. Each party shall bear its own attorneys' fees, costs, and expenses incurred in connection with any arbitration; provided, however, that the arbitrator may award attorneys’ fees, costs, or expenses to the extent required or permitted by applicable law. In addition, if a party refuses to submit a dispute to arbitration and the other party successfully obtains an order compelling arbitration, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs, and expenses incurred in obtaining such order. Notwithstanding the foregoing, the Company shall be entitled to seek injunctive relief and other equitable remedies, in any court of competent jurisdiction, to enforce this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY
FOX FACTORY HOLDING CORP.

By:	/s/ Janet Wong

Name:	Janet Wong
Title:	Chief Human Resources Officer

EXECUTIVE:

/s/ Douglas J. Grimm

Name: Douglas J. Grimm
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